Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-236735

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED MARCH 20, 2020

(to Prospectus dated March 19, 2020)

This Supplement No. 1 to the Prospectus Supplement supplements and amends the Prospectus Supplement dated March 20, 2020 (the “Prospectus Supplement”) filed by iBio, Inc. (“we,” “us,” and “our”). This Supplement No. 1 to the Prospectus Supplement should be read in conjunction with the Prospectus Supplement and the base prospectus dated March 19, 2020 (the “Base Prospectus”).

We have previously entered into a Purchase Agreement (the “Purchase Agreement”), dated March 19, 2020, with Lincoln Park Capital Fund, LLC (“Lincoln Park”), relating to the sale of up to $50,000,000 in shares of our common stock and an additional 815,827 shares of our common stock issued as commitment shares to Lincoln Park.

We filed the Prospectus Supplement to register the offer and sale of the following securities issuable pursuant to the Purchase Agreement: (i) up to $50,000,000 in shares of our common stock and (ii) an additional 815,827 shares of our common stock issued as commitment shares to Lincoln Park.

On July 24, 2020, we notified Lincoln Park that we were terminating the Purchase Agreement, effective July 27, 2020. We issued a total of 20,288,840 shares of our common stock pursuant to the Purchase Agreement and the Prospectus Supplement for gross proceeds of approximately $25,228,437, which includes the 815,827 shares of our common stock issued as commitment shares to Lincoln Park. The amount of common stock issued to Lincoln Park is equal 19.99% of the shares of common stock outstanding immediately prior to the execution of the Purchase Agreement, the maximum amount of our common stock that was issuable under the rules of the NYSE American and the Purchase Agreement. An aggregate of approximately $23,466,239 of shares of our common stock remained to be sold under the Purchase Agreement and the Prospectus Supplement at the time it was terminated.

The purpose of this Supplement No. 1 to the Prospectus Supplement is to terminate, effective on the date of this Supplement No. 1 to the Prospectus Supplement, the offering of the approximately $23,466,239 of shares of our common stock that were not sold under the Purchase Agreement prior to its termination and the Prospectus Supplement.

The date of this Supplement No. 1 to the Prospectus Supplement is July 29, 2020